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                                                                   EXHIBIT 10.30



[California Microwave Letterhead]


December 2, 1994



Mr. Leon F. Blachowicz
1126 Flaxwood Street
San Jose, CA  95120


Dear Lee:

I am pleased to confirm California Microwave, Inc.'s ("CMI") offer to you to become President of CMI's Satellite Communications Group and an officer of the corporation, reporting directly to me. Your base salary would be at the annual rate of $225,000 per year, payable biweekly and would be subject to review shortly after the end of CMI's 1995 fiscal year (at the same time as the review of compensation of other CMI executives).

For fiscal year 1995, you would be eligible to participate in CMI's Executive Incentive Program (EIP) with a target bonus of 50% of your base salary for the period of your employment during fiscal year 1995, provided that your bonus shall not be less than $100,000. A copy of CMI's EIP for FY1995 has been previously provided to you. As provided in the EIP, to be entitled to the bonus, including the minimum bonus, you must be actively employed by CMI on June 30, 1995.

Upon commencement of your employment, you would be granted options to purchase, at a price equal to the then fair-market value, 55,000 shares of California Microwave common stock in accordance with CMI's 1992 Stock Option Plan. The option vests 25% on each anniversary date of your grant over four years. Also upon commencement of employment, you would be issued 3000 shares of California Microwave restricted stock. These shares would vest 20% on each anniversary date of issuance over five years.

You would also be eligible to participate in the CMI Executive Benefit Plan. This Plan is available for any of the uses set forth on the attached schedule of Executive Benefit Options and would provide you with an additional 8% of your base salary, plus target bonus, for the period of your employment in fiscal year 1995.

Your employment would be at will, provided that in the event your employment is terminated by CMI prior to January 1, 1996, except for cause, you would receive salary and medical benefit continuation for twelve months or until you obtain other


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employment, whichever comes first. You agree that during the twelve month period referred to in this paragraph that you would actively seek other employment. The term "cause" as used herein shall mean only willful misconduct or dishonesty or neglect of your duties, obligations and responsibilities on behalf of the Company (after having received reasonable notice of such neglect).

CMI's fringe benefit package, including dental and life insurance, would be available to you and your dependents effective on your first day of employment. Once you meet the eligibility requirements, you would also be able to participate in CMI's 401(k) Tax- Deferred Savings Plan and the Company's Employee Stock Purchase Plan. You would be provided with term life insurance coverage valued at twice your annual base salary. I understand that information about these benefit plans has already been provided to you.

The stock options and your appointment as an officer of CMI are subject to approval by the Board of Directors and the Compensation Committee of the Board. I would anticipate that this can be accomplished by the end of the calendar year.

Lee, I look forward to finalizing these arrangements and finalizing the date you can join us.

If the terms of this offer are acceptable to you, please so indicate by signing in the space provided below and returning a copy to me. The offer will remain open until December 16, 1994.

Sincerely,

CALIFORNIA MICROWAVE, INC.


/s/ Philip F. Otto

Philip F. Otto
Chairman and Chief Executive Officer

PFO:es

                                            AGREED:  /s/ Leon F. Blachowicz
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                                                     Signature

                                                     13 Dec. '94
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                                                     Date
                                                     3 Jan. '95
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                                                     Start Date